UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2006

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

The Riviana Building, 2777 Allen Parkway, Suite 860, Houston, Texas 77019
(Address of Principal Executive Offices)

713-869-6682
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

Attached hereto as Exhibit 99.1 is a presentation anticipated to be delivered from time to time by officers of Nova Biosource Fuels, Inc.

The information contained in Item 7.01 of this report and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01 OTHER EVENTS

Recent Developments

Through our wholly-owned subsidiary, Biosource America, Inc., we have built a full scale biodiesel production refinery in Clinton County, Iowa for its owner, Clinton County Bio Energy, LLC.  This facility is designed for a production capacity of ten million gallons per year of biodiesel from crude, degummed soybean oil with a free fatty acid content of less than 1.0% with a moisture, impurities, and unsaponifiables (MIU) concentration not to exceed 1.5% by mass and a triglyceride content of not less than 99%, which must be supplied by the plant’s owner.  The design/build agreement provides that to achieve substantial completion, among other things, the project must demonstrate that the final biodiesel product shall be in conformity with the industry specification ASTM D 6751-03 Grade S15 and meet specified process throughput and product yield levels.  The design/build agreement is subject to an owner retention of 30% until substantial completion, an owner retention of 5% until final acceptance and other retentions related to demonstrated feedstock yield.  In September 2006, we and the owner began the start-up, testing and evaluation process.  As of December 1, 2006, in steady state operations with on-spec feedstock, the plant is currently running at approximately 60 — 80% of nameplate capacity and has achieved nameplate process throughput for limited periods, with product yield ranging from 8.0 pounds per gallon to approximately 9.0 pounds per gallon.  We, along with the owner, are continuing to operate, test and evaluate the refinery in an effort to achieve substantial completion and final acceptance.  There can be no assurances that the final testing, evaluation, substantial completion or final acceptance of this facility will not be delayed or achieved.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

99.1         Presentation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

Date:  December 4, 2006

EXHIBIT INDEX

99.1	Presentation.